EXHIBIT 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Veteran Drug Industry Executive to Become President of CTI

New Leadership Completes CTI’s Transformation to Commercial Operating Business

SEATTLE, April 24 /PRNewswire-FirstCall/ — Cell Therapeutics, Inc (Nasdaq: CTIC; MTAX) today announced that Craig W. Philips, most recently Vice President and General Manager of Bayer Healthcare Oncology, has been named President of CTI with direct responsibilities for all Development and Commercial Operations, effective August 1, 2008. Philips’ responsibilities will center on strategic management of oncology drug development, drug sales and marketing, medical affairs, science, and finance in the U.S. and in Europe. Philips will report to James Bianco, M.D., CTI’s current President and CEO whose title will change to CEO upon Philips employment with the Company.

“Craig Philips has a record of success in global oncology development and commercial operations. In his most recent role he was responsible for an operation in excess of $350 million. He will play a key role in CTI’s transition from a research-stage company to an integrated commercial cancer drug operation,” said Bianco. “We have made a significant investment in our cancer drug pipeline which is now poised for multiple product approvals and significant sales growth. This is the right time to bring on a seasoned executive like Craig.”

CTI currently markets Zevalin® in the U.S., a drug for treating relapsed follicular non-Hodgkin’s lymphoma (NHL), has submitted an application for approval of its lung cancer

Page 2 of 3	Bayer VP Accepts Position at CTI

drug XYOTAX™ in Europe, and expects final data on another late stage phase III drug, pixantrone, for relapsed or refractory aggressive NHL at the end of this summer. Positive pixantrone data could allow CTI to file an application for FDA approval in late 2008 or early 2009. XYOTAX is also being studied independently in a phase III trial for ovarian cancer, with interim data results expected in late 2009.

In December 2007, CTI acquired the U.S. sales and marketing rights to Zevalin. Bayer-Schering Pharmaceuticals, which holds marketing rights to Zevalin in Europe and the rest of the world, recently received a positive opinion from the European Committee for Medicinal Products for Human Use (CHMP) recommending Zevalin for first-line consolidation treatment of NHL in Europe, which remains subject to EMEA review. CTI is currently negotiating rights to access the Bayer-Schering Pharmaceutical data to explore label expansion for Zevalin’s label in the U.S. CTI is also developing brostallicin, another cancer drug for sarcoma currently in phase II/ III trials. Much of CTI’s early pre-clinical cancer development is conducted at its Italian facility in Bresso.

CTI has a worldwide licensing agreement with Novartis on XYOTAX; Novartis also holds an option to negotiate an exclusive license for pixantrone. If XYOTAX receives regulatory approval in the U.S. or Europe and Novartis elects to participate in the marketing and development of XYTOTAX, then CTI would be eligible for milestone and development cost reimbursements as well as royalties on net sales.

“With its attractive and maturing late-stage pipeline, CTI now has multiple opportunities to succeed in bringing important new products to oncology patients,” Philips said. “Jim has done an amazing job of re-inventing the Company, optimizing the positioning of its late stage products alongside a powerful commercial team at Novartis, while enhancing CTI’s ability to grow a successful, independent U.S. commercial operation. The ground work for success has been laid, and I look forward to making each of these opportunities a reality for both patients and shareholders.”

Since 2006, Philips has been leading Bayer’s U.S. oncology operations following the integration of the U.S. oncology businesses from Berlex and Bayer. In this capacity, he oversaw the US oncology operations with sales of $350 million and a staff of over 150. In this position Philips was also either a member, or chair, of alliance executive committees which included Onyx, Novartis, Genzyme, and Favrille.

Prior to his current role, since 2004, Philips was the head of Berlex Oncology as Vice President and General Manager at Berlex Oncology. He was responsible for the U.S. oncology operations with sales of over $160 million. Prior to Berlex, Philips was with Schering Plough in a U.S., global, and international roles. He began his career with Bristol Myers, where he worked in a variety of therapy areas including oncology, cardiology, and CNS.

Page 3 of 3	Bayer VP Accepts Position at CTI

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of Zevalin, XYOTAX, pixantrone and brostallicin include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with Zevalin, XYOTAX, pixantrone and brostallicin in particular including, without limitation, the ability of the Company to continue to raise capital to fund its ongoing operations, the inability of the Company to successfully obtain rights to data from Bayer-Schering or the potential failure of Zevalin to be approved by the FDA for first-line treatment of non-Hodgkin’s lymphoma, the failure of XYOTAX, pixantrone or brostallicin to prove safe and effective for their intended uses, a determination by the EMEA that XYOTAX should not be approved for sale in Europe, other determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling Zevalin, XYOTAX, pixantrone and brostallicin, the risk that Novartis may not elect to participate in the development and marketing of XYOTAX or may not exercise its option with regard to pixantrone, the risk that Mr. Phillips may not join CTI as President on August 1, 2008 or remain with the Company, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by Italian law, CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

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Lindsey Jesch

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